Bank of America (logo)


FOR IMMEDIATE RELEASE
January 17, 2001

Contact:  Bob Stickler (704-386-8465)

BANK OF AMERICA PRICES $3 BILLION IN 10-YEAR SUBORDINATED NOTES


CHARLOTTE, January 17, 2001 -- Bank of America Corporation today priced a global offering of $3 billion in 10-year fixed-rate subordinated notes for sale in the United States and abroad.

The subordinated notes have a coupon interest rate of 7.4 percent per annum, payable semi-annually on January 15 and July
15. The notes mature on January 15, 2011 and normally are not redeemable prior to maturity.

These notes will be sold through underwriters led by Banc of America Securities LLC and including Barclays Capital, Bear, Stearns & Co. Inc., Chase Securities Inc., Credit Suisse First Boston, Deutsche Banc Alex, Brown, Goldman, Sachs & Co., HSBC Securities, Lehman Brothers, McDonald Investments Inc., Merrill Lynch & Co., Morgan Stanley Dean Witter and Salomon Smith Barney. Closing is scheduled for January 23, 2001.

The debt issue is part of a shelf registration for corporate debt and other securities previously declared effective by the Securities and Exchange Commission. Application has been made to list the notes on the Luxembourg Stock Exchange.

Proceeds from the issue will be used for general corporate purposes.

Bank of America is the largest bank in the United States. Bank of America Corporation stock (ticker: BAC) is listed on the New
York, Pacific and London stock exchanges and certain shares are listed on the Tokyo Stock Exchange.

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